Exhibit 99.1

HUESTON HENNIGAN LLP

John C. Hueston, State Bar No. 164921

Steven N. Feldman, State Bar No. 281405

523 West 6th Street, Suite 400
Los Angeles, CA 90014
Telephone: (213) 788-4340
Facsimile: (888) 775-0898

jhueston@hueston.com

sfeldman@hueston.com

Attorneys for Plaintiff Sorrento Therapeutics, Inc.

SUPERIOR COURT OF THE STATE OF CALIFORNIA

COUNTY OF LOS ANGELES

Sorrento Therapeutics, Inc., derivatively on behalf of Immunotherapy NANTibody LLC,

Plaintiffs,

vs.

NantCell, Inc.; Patrick Soon-Shiong; and Charles Kim,

Defendants;

- and -

Immunotherapy NANTibody LLC,

Nominal Defendant

Case No. DERIVATIVE COMPLAINT FOR: (1) Unauthorized Acts; (2) Breach of Contract; (3) Breach of Fiduciary Duties; (4) Abuse of Control; (5) Corporate Waste; (6) Unjust Enrichment

DERIVATIVE COMPLAINT

Plaintiff Sorrento Therapeutics, Inc. (“Sorrento”), derivatively on behalf of Immunotherapy NANTibody LLC (“NANTibody”), based upon personal knowledge as to all acts or events that it has undertaken or witnessed, and upon information and belief as to all others, brings this action against NantCell, Inc. (“NantCell”) and its Directors and Officers Patrick Soon-Shiong (“Soon-Shiong”) and Charles Kim (“Kim”) (collectively, “Defendants”), and nominal defendant Immunotherapy NANTibody LLC. Subject to and without waiving its rights, privileges, and defenses, Sorrento hereby alleges the following:

I.	INTRODUCTION

1.          The “catch and kill” scheme of acquiring the rights to a damaging news story (the “catch”), and then paying the publisher to ensure it never becomes public (the “kill”), has been well-publicized recently. This case involves a far more egregious and damaging version of “catch and kill”: the catching and killing of a cancer drug that—had it been brought to market as planned—would have saved patients, hospitals, and the United States government in excess of $1 billion.

2.          The “catch and kill” operation at issue here was masterminded by billionaire inventor Patrick Soon-Shiong, and it involves his May 2015 acquisition from Sorrento of a drug called Cynviloq™—a bioequivalent to the blockbuster chemotherapy drug Abraxane®, which Soon-Shiong had invented and sold to Celgene Corp. (“Celgene”) in 2010 for $2.9 billion. Through that acquisition, Soon-Shiong became Celgene’s single largest individual shareholder, with well over $1 billion in Celgene stock and contingent value rights shares.

3.          In November 2014, when Soon-Shiong approached Sorrento, Cynviloq™ had largely completed its expedited pathway to U.S. Food & Drug Administration (“FDA”) approval and was positioned to enter the market as a direct competitor to Abraxane®. At the time, Abraxane® had virtually no competition: there was no bioequivalent or generic version of Abraxane® on the market that could equally treat the same types of cancers. This allowed Celgene to sell Abraxane® for an artificially high price—a single dose of Abraxane® currently retails for $1,378 in the United States—and to reap artificially high profits.

DERIVATIVE COMPLAINT

4.          The entry of Cynviloq™ on to the market would have dramatically changed this situation. Indeed, in South Korea, where Cynviloq™’s overseas equivalent (known as Genexol-PM) is sold alongside Abraxane®, the price of Abraxane® has fallen to just $270 per dose, while Genexol-PM sells for $180 per dose. In other words, where Abraxane® has a competitor on the market, its price is driven down by over 80%. Once approved for use in the United States, Cynviloq™ would have had a similar competitive effect on Abraxane®’s sales.

5.          Cynviloq™’s approval and entry to the market by a competitor would therefore also have been financially devastating for Soon-Shiong personally, given the large amount of his wealth that was, and remains, tied up in Celgene.

6.          Seeking to avoid these financial losses, Soon-Shiong approached Sorrento about arranging an acquisition of Cynviloq™. Sorrento Chief Executive Officer Dr. Henry Ji (“Ji”) was receptive, and serious acquisition discussions commenced.

7.          Initially, Soon-Shiong proposed to facilitate a deal whereby Celgene would acquire Cynviloq™—ensuring that it could offset any losses to sales of Abraxane® with sales of Cynviloq™. Ultimately, however, in early 2015, according to Soon-Shiong, Celgene determined that Federal Trade Commission regulations would likely prohibit its purchase of Cynviloq™, since it was to be the sole direct market competitor to Abraxane®.

8.          Around this same time, Sandoz, one of the world’s leading pharmaceutical companies that specializes in bringing generics and biosimilar drugs to market, also approached Sorrento about acquiring Cynviloq™. Following discussions, Sandoz made a competitive offer for Cynviloq™.

9.          When Soon-Shiong heard about the potential Sandoz deal, he panicked. He realized that if Cynviloq™ were sold to Sandoz—a direct competitor to Celgene that had deep experience bringing biosimilars or generics like Cynviloq™ successfully to market—it could devastate the sales of Abraxane®, significantly damage Celgene’s share price, and therefore personally cost Soon-Shiong hundreds of millions of dollars.

DERIVATIVE COMPLAINT

10.         Therefore, after Celgene passed on the deal for Cynviloq™, Soon-Shiong proposed to Ji that Soon-Shiong would acquire Cynviloq™ from Sorrento through Soon-Shiong’s own NANT family of companies. Soon-Shiong told Ji that his non-competition agreement with Celgene had ended, and that given his experience successfully creating and marketing Abraxane®, Soon-Shiong would be the perfect person to help bring Cynviloq™ to market and turn it into a blockbuster drug. Ji believed Soon-Shiong’s representations and believed he had found his trusted partner.

11.         Ultimately, in May 2015, the parties agreed that Soon-Shiong’s NantPharma, LLC (“NantPharma”) would acquire Sorrento’s subsidiary, IgDraSol, Inc. (“IgDraSol”), which held the Cynviloq™ assets. The deal was valued at over $1 billion, made up of over $90 million in cash up front and an additional $1.2 billion in “milestone payments,” payable upon the completion of certain expected goals, including relevant FDA approvals.

12.         Unfortunately, following initial excitement at the promise of bringing Cynviloq™ to market, by mid-2016, it became increasingly clear that Soon-Shiong had defrauded Sorrento. Soon-Shiong did not push forward with FDA approval, let critical patents lapse, and demonstrated zero interest in reaching the approvals the parties had agreed upon in their sale agreement.

13.         As it turns out, Soon-Shiong’s promises and statements about developing Cynviloq™ and bringing it to market were lies—ones intended to lure Sorrento into giving up Cynviloq™ and to ensure that Cynviloq™ would never come to market, thereby protecting Soon-Shiong’s billion-dollar interest in Celgene and Abraxane®.

14.         Today, Abraxane® continues to be sold without a competitor, and patients, hospitals, and the government—not to mention Sorrento and NANTibody—continue to pay a steep price.

15.         But the story does not end there. Not content with having completed the “catch and kill” and having buried an efficient, effective, and affordable cancer drug at the expense of patients, the government, and Sorrento, Soon-Shiong subsequently orchestrated a secret, illegal transaction to get back the money he had paid for Cynviloq™ in the first place.

16.         In May 2015, concurrent with the Cynviloq™ acquisition by Soon-Shiong’s NantPharma, Soon-Shiong and Sorrento formed Immunotherapy NANTibody LLC (“NANTibody”)—a joint venture dedicated to non-chemotherapeutic, immunotherapeutic antibody cancer treatment research and development. At Soon-Shiong’s request, Sorrento contributed $40 million of the $90 million it received from the Cynviloq™ sale to this joint venture.

DERIVATIVE COMPLAINT

17.         Approximately two years later, on July 2, 2017, Soon-Shiong, along with his Chief Legal Officer Charles Kim, signed a secret deal to pay over $90 million to NantPharma from the NANTibody joint venture and to have NantPharma transfer the Cynviloq™ assets into NANTibody. The transaction drained the NANTibody joint venture of nearly all of its contributed capital—including, most critically, nearly all of Sorrento’s $40 million contribution.

18.         Defendants Soon-Shiong and Kim executed this transaction without notice to the NANTibody board, without convening any NANTibody board meeting, and without any third-party valuation. All that there was to document this over $90 million transaction was a two-page assignment agreement, signed by Soon-Shiong and Kim—both of whom had conflicts that precluded them from entering into the agreement as a matter of law. It wasn’t until months later, when trying to close their year-end books, that Sorrento learned of the secret scheme and the significant loss of capital.

19.         Through this litigation, Sorrento seeks, among other things, a declaration that the agreement between NantPharma and NANTibody is void, and an injunction to have NANTibody recover the more than $90 million drained from its account. This would allow NANTibody to return to the business it was devised to do: research, develop, and bring to market innovative immunotherapies to win the battle against cancer. On behalf of NANTibody, Sorrento also seeks an injunction barring Soon-Shiong and Kim from serving as NANTibody directors or officers.

II.	THE PARTIES

A.          Plaintiffs

20.         Sorrento Therapeutics, Inc. is a San Diego, California-based clinical stage, antibody-centric biopharmaceutical company developing new therapies to turn malignant cancers into manageable and possibly curable diseases. Its mission is to develop therapeutic approaches that extend and enhance cancer patients’ lives by reducing the malignancy of life-threatening tumors, improving the safety of current treatments, and by bringing novel solutions to make living with cancer more tolerable. Sorrento is and has at all relevant times been a 40% shareholder of NANTibody. Sorrento is also a 2.8% shareholder of NantCell, Inc.; its share is worth approximately $105 million.

DERIVATIVE COMPLAINT

B.          Defendants

21.         NantCell, Inc. is a Culver City, California-based subsidiary of NantWorks, LLC (“NantWorks”). NantCell was formed in 2014 under the laws of Delaware for the purpose of discovering, developing, and marketing immunology-based treatments for diseases. NantCell is a 60% shareholder of NANTibody.

22.         Patrick Soon-Shiong is the Chief Executive Officer and majority shareholder of NantWorks, the Chief Executive Officer and majority shareholder of NantPharma, the Chief Executive Officer and majority shareholder of NantCell, and NantCell’s designated Board Member of NANTibody. All of these entities are headquartered in Culver City, California. Soon-Shiong resides in Los Angeles County, California.

23.         Charles Kim is the Chief Legal Officer of NantWorks, the Chief Compliance Officer of NantWorks, the General Counsel of NantPharma, the General Counsel of NantCell, and the General Counsel of NANTibody. Kim resides in Los Angeles County, California.

C.          Nominal Defendant

24.         Immunotherapy NANTibody LLC is a closely-held corporation based in Culver City, California and organized under the laws of Delaware. Its sole members are Sorrento and NantCell. NANTibody was organized to research, develop, and market several antibodies for immunotherapeutic approaches to cancer treatment using both Sorrento’s proprietary library of antibodies, a Phase III compound contributed by NantCell, and NantWorks’ proprietary patient tumor mapping systems.

III.	JURISDICTION AND VENUE

25.         The Court has personal and subject matter jurisdiction over this action. This action seeks equitable relief for claims construed under Delaware common law. The amount in controversy, exclusive of interest and costs, exceeds the jurisdictional minimum of this Court. All parties to this dispute are California residents: Sorrento is based in San Diego, NANTibody and NantCell are based in Culver City, and Soon-Shiong and Kim reside in Los Angeles County. Moreover, Defendants’ principal place of business is in Los Angeles County, California.

DERIVATIVE COMPLAINT

26.         Venue is proper in this Court. A substantial part of the events or omissions giving rise to Plaintiff’s claims occurred in Culver City, California, which is within this Court’s jurisdiction, and any relief granted by this Court will have a substantial impact on corporations located within California. Defendants’ principal place of business and the locus of Defendants’ witnesses and documents are in Culver City, California.

27.         Pursuant to section 11.9.3 of the NANTibody Limited Liability Company Agreement, any member of NANTibody “may seek equitable relief if any provision of this Agreement is not performed in accordance with its terms.” See Exhibit 1 (NANTibody Limited Liability Company Agreement) (hereinafter, the “NANTibody Agreement”). An action seeking such relief is exempted from the arbitration provision of section 11.9.2 of the NANTibody Agreement.

IV.	FACTUAL BACKGROUND

A.         The Chemotherapeutic Drug Market and Abraxane®’s Dominance

28.         Since it was first approved for medical use in 1992, patients in the United States with certain advanced metastatic cancers have been treated with a chemotherapy drug called Taxol (paclitaxel). Until 2005, paclitaxel regimens were typically grueling, due in part to the substance with which generic paclitaxel is bound: a form of castor oil called Cremaphor® that can cause serious allergic reactions. As a result, it was typically necessary to combine the therapy with the administration of antihistamines and steroids. However, many patients found that combining generic paclitaxel with additional steroids and antihistamines was intolerable.

29.         In 2005, a newer form of paclitaxel called by a generic name “nab-paclitaxel,” which had been invented and patented by Defendant Soon-Shiong, was approved by the FDA. Nab-paclitaxel is a small molecule paclitaxel that is coated with a human circulated blood protein, albumin. It carried the promise of fewer side effects than original Taxol, as well as the promise of avoiding additional medications to counter those side effects or other adverse drug reactions. The opportunity for profit was enormous. Nab-paclitaxel quickly began selling worldwide under the name “Abraxane®.”

DERIVATIVE COMPLAINT

30.         Abraxane® was a major commercial success. In 2010, just five years after FDA marketing approval, Soon-Shiong sold his company that held the Abraxane® assets, Abraxis BioScience, to Celgene. The sale was worth approximately $2.3 billion in cash and Celgene stock, plus up to an additional $600 million in milestone payments to be paid pursuant to contingent value rights shares redeemable when Abraxane® was approved by the FDA for new indications (e.g., treatment of other cancers) or when sales of Abraxane® reached certain levels. Thus, in total, the deal was worth up to $2.9 billion. It also made Soon-Shiong Celgene’s largest single individual shareholder.

31.         Today, Abraxane® is the most expensive paclitaxel chemotherapy purchased by hospitals and paid for by Medicare and private insurance. The cost of a course of Abraxane® (as paid for by insurance and federal and state government health programs) is nearly two hundred times more than a similar course of the generic paclitaxel formulation, known as Taxol.

32.         According to data released by the Center for Medicare and Medicaid Services, the U.S. government, through Medicare Parts B and D, paid $280 million in 2016 to treat over 8,600 beneficiaries with Abraxane®. Spending on generic paclitaxel for that same year was $4.1 million, to treat 27,040 beneficiaries—more than three times as many patients.

33.         In 2018, Celgene reported nearly $700 million in revenue from Abraxane® sales in the United States alone.

B.          Cynviloq™’s Threat to Abraxane®’s Market Dominance

34.         In 2013, Sorrento became the owner of IgDraSol, a small pharmaceutical company headquartered in Fontana, California dedicated to the treatment of cancer. IgDraSol had an exclusive license and distribution agreement for North American and European distribution of Cynviloq™, a micellular paclitaxel formulation chemotherapy drug sold outside the United States under the brand name “Genexol-PM.” Outside of the United States, and particularly in South Korea, Cynviloq™ is approved to treat non-small cell lung cancer and metastatic breast cancer.

DERIVATIVE COMPLAINT

35.         Cynviloq™ is composed of a nano-particle size paclitaxel active ingredient that is solubilized in a micellular formulation (as opposed to Abraxane® or nab-paclitaxel that is solubilized by a human serum albumin coating). Paclitaxel is particularly effective in targeting metastatic cancers. As IgDraSol scientists knew, and as Sorrento understood, Cynviloq™ and Abraxane® share the same molecule active pharmaceutical ingredient (API), paclitaxel, and thus both are effective treatments to reduce tumor size. Cynviloq™, like Abraxane®, is also far more desirable for patients than generic paclitaxel because both formulations of paclitaxel produced far fewer side effects.

36.         In the original paclitaxel formulation, Taxol, paclitaxel had to be bound with Cremaphor® to make the drug water soluble for entry into the bloodstream. Cremaphor® is a form of castor oil, which is known to cause serious allergic reactions in patients. As a result, on top of a taxing taxane medication regimen, patients taking paclitaxel had to be treated beforehand with steroids and antihistamines. The Abraxane® and Cynviloq™ paclitaxel formulations do not require an emulsifier like Cremaphor®. Thus, patients taking the Abraxane® or Cynviloq™ paclitaxel formulations do not experience the allergic reactions and side effects common with generic Taxol paclitaxel formulations and do not require additional medications for its administration.

37.         The Abraxane® and Cynviloq™ paclitaxel formulations also have the added benefit of avoiding other generic Taxol side effects, like post-administration neuropathy or numbness. With both the Abraxane® and Cynviloq™ formulations, patients can receive the same chemotherapeutic paclitaxel benefit without taking additional drugs to address the formulation side effects, without risking allergic-like reactions, and for some, without any numbing side effects.

38.         Cynviloq™ also has several important advantages over Abraxane®. While Abraxane® uses a human protein derived from human blood called albumin that is susceptible to contamination and is “sticky” to plastic infusion bags and catheters, Cynviloq™ uses a micellar copolymer (a synthetic agent) to solubilize the API paclitaxel, avoiding Abraxane®’s problems of contamination and sticking to plastic intravenous infusion bags and catheters. Another added benefit to Cynviloq™’s formulation is that patients can tolerate higher doses. This could mean fewer rounds of chemotherapy or higher tolerated doses of paclitaxel without side effects than with either the generic Taxol or Abraxane® paclitaxel formulations, resulting in considerable quality of life improvements. In other words, given its efficient drug active delivery, stable polymer, and patient tolerance, Cynviloq™ could be as effective at treating cancer with fewer side effects.

DERIVATIVE COMPLAINT

39.         Abraxane® is also stunningly expensive. One day of treatment for metastatic breast cancer—one of Abraxane®’s most prescribed uses—costs patients over $5,374. The same one-day of treatment with Cynviloq™, were it to have been sold in the United States, would have cost approximately $700.

40.         Critically, in markets where Genexol-PM—Cynviloq™’s overseas brand name—is sold, Abraxane® is far less expensive. In South Korea, for instance, Genexol-PM retails for $180 per 100 mg vial while Abraxane® retails for $270 per 100 mg vial. In the United States, that same dose of Abraxane® retails for $1,378 per 100 mg vial. In other words, where Abraxane® has a competitor in its paclitaxel formulation market segment, its price is driven down by over 80%.

41.         Once approved for use in the United States, Cynviloq™ would have had a similar competitive effect on Abraxane®’s sales. The savings to patients, hospitals, and the U.S. government could have been over $4 billion.1

C.           Cynviloq™ Approaches FDA Approval and Commercialization

42.         In 2014, even though Cynviloq™ was widely used outside the United States under the brand name Genexol-PM, it was not yet approved for use in the United States. Fortunately for patients, as of 2015, Cynviloq™ was on a fast track toward FDA approval through the “505(b)(2)” regulatory pathway.

1.          Overview of the 505(b)(2) Process

43.         The 505(b)(2) new drug application (NDA) process is an FDA drug approval pathway created by the Hatch-Waxman Act of 1984 as an alternative to the traditional 505(b)(1) NDA pathway. The 505(b)(2) pathway was created to help pharmaceutical companies avoid unnecessary duplication of studies performed on previously-approved “bioequivalent” drugs (called “reference” or “listed” drugs).

1 See IQVIA, “Global Oncology Trends 2018: Innovation, Expansion, and Disruption,” May 24, 2018, available at https://www.iqvia.com/institute/reports/global-oncology-trends-2018#reportdeepdive.

DERIVATIVE COMPLAINT

44.         Under the 505(b)(2) NDA process, the FDA is permitted to reference existing clinical safety and efficacy data developed for the reference drug when considering a proposed new product. The applicant for a new drug product, e.g., a new formulation of an existing active agent (such as paclitaxel) must provide data that establishes a “bridge” to the referenced drug (such as comparative bioavailability data establishing bioequivalence), rather than a full new set of clinical safety and efficacy data produced for the NDA applicant. A drug approved through the 505(b)(2) process must still meet the normal safety and effectiveness standards, but at least some of the information required for approval (such as information on the active ingredient) can come from studies that have already been conducted for the reference drug.

45.         As a result, the 505(b)(2) process is generally a much less expensive and faster route to commercialization approval than the traditional 505(b)(1) process. While development and approval through the traditional 505(b)(1) process can take well more than a decade, a 505(b)(2) drug can be developed and reach FDA approval in as little as 30 months.

46.         The 505(b)(2) process has been used regularly over the past 35 years, and it is becoming an increasingly common path to new drug approval. In 2017, 63 drugs were approved by the FDA under the 505(b)(2) pathway, representing a 40% increase over the prior year.

47.         The 505(b)(2) process has been the pathway by which several critical cancer drugs have been brought to market. For example, Zuplenz®, which prevents post-operative, chemotherapy and radiation-induced nausea and vomiting, was approved through the 505(b)(2) process in 2010 based on clinical data for Zofran, an approved drug. Bendeka®, which treats certain patients with chronic lymphocytic leukemia and those with indolent B-cell non-Hodgkin lymphoma, was approved through the 505(b)(2) process in 2010 based on clinical data for Treanda®. Bendeka® has been an enormous success story: after it was launched in January 2016, it captured 70% of the total market in its first quarter.

DERIVATIVE COMPLAINT

48.         Significantly, Abraxane® itself was approved through the 505(b)(2) process. Abraxane® is a bioequivalent of the generic paclitaxel formulation (originally sold under the brand name “Taxol”). While Abraxane® is formulated in a different form than Taxol—with human blood protein coating the paclitaxel particles—the recommended dosages and indications are all identical. Each new indication for which Abraxane® has been approved is the result of a new 505(b)(2) application.2

2.          Cynviloq™ Nears Final FDA Approval Under 505(b)(2)

49.         By 2015, Cynviloq™ was well along the path towards FDA approval through the 505(b)(2) process. The reference formulation in the completed comparison bioequivalence study was Abraxane®.

50.         In August 2013, following a meeting between IgDraSol and the FDA the prior month, the FDA approved IgDraSol’s proposal to pursue the 505(b)(2) bioequivalence regulatory submission pathway for Cynviloq™, using Abraxane® and Taxol as reference drugs. The FDA’s approval of the 505(b)(2) bioequivalence regulatory submission pathway for Cynviloq™ was based on the multiple Phase I, Phase II, and post-market clinical studies that IgDraSol and its Licensor in South Korea, Samyang Corporation, had at that time already conducted to study Cynviloq™.

51.         The FDA’s approval of the Cynviloq™ bioequivalence clinical trial laid out a clear path toward FDA marketing approval for Cynviloq™ under 505(b)(2): to receive approval, IgDraSol would need to complete a bioequivalence clinical trial of Cynviloq™ compared to Abraxane® with patients in need of a paclitaxel treatment drug, such as metastatic breast cancer and non-small cell lung cancer patients. The clinical trial would use Abraxane® as a reference drug, and it was designed to show that Cynviloq™ was “bioequivalent” to Abraxane®.

52.         Showing bioequivalence involves determining, among other things, whether the formulations deliver the same or similar (bioequivalent) active paclitaxel ingredient delivered at the same rate intravenously, and whether the extent of paclitaxel distribution is not significantly different. If IgDraSol’s clinical trial showed that Cynviloq™ and Abraxane® were bioequivalent, then Sorrento could rely largely on existing clinical data on Abraxane® and Taxol to secure FDA approval under the 505(b)(2) pathway. This would be significantly faster and less expensive than having to conduct reams of new clinical trials for Cynviloq™ specifically.

2 See, e.g., FDA Center for Drug Evaluation and Research, Approval Package for Abraxane®, Oct. 11, 2012, available at https://www.accessdata.fda.gov/drugsatfda_docs/nda/2012/021660Orig1s031.pdf

DERIVATIVE COMPLAINT

53.         With the FDA having approved the use of the 505(b)(2) bioequivalence pathway for Cynviloq™, Sorrento—which had acquired IgDraSol—initiated the pivotal clinical trial of Cynviloq™ in March 2014. The trial was referred to as TRIBECA™ (TRIal designed to evaluate BioEquivalence between Cynviloq™ and Albumin-bound paclitaxel), and it enrolled 111 patients globally to test the bioequivalence of Cynviloq™ and Abraxane®. As required by the FDA, that study was conducted under an Investigational New Drug (“IND”) application, sponsored by Sorrento and filed with the FDA.

54.         In early May 2015, Sorrento announced positive results from recently-analyzed data from the TRIBECA™ study. The data showed that Cynviloq™ was bioequivalent to Abraxane®, the key requirement to secure FDA marketing approval under 505(b)(2). With bioequivalence data now in place for the Cynviloq™ micellular paclitaxel formulation, FDA approval was within sight.

55.         All that was left to do was for Sorrento to file its final NDA submission to the FDA. Because Cynviloq™ and Abraxane® had been shown to be bioequivalent, Sorrento would have relied primarily on existing Abraxane® and Taxol data to satisfy other NDA requirements, as permitted by the 505(b)(2) process. Sorrento had decided—and would later, in discussions with Soon-Shiong, agree—to prepare the NDA for Cynviloq™ no later than late 2015. Cynviloq™ was thus expected to launch to the U.S. market in 2016.

56.         Bringing Cynviloq™ to market for treatment of metastatic breast cancer and non-small cell lung cancer would only be the beginning. After Cynviloq™’s initial 505(b)(2) application was approved, Sorrento expected to submit further 505(b)(2) applications for multiple other indications for Cynviloq™. In particular, Cynviloq™ could be used effectively in combination therapies involving Stage IIIB/IV Pancreatic cancer and Stage III non-small cell lung cancer. Many of the combinations envisioned by Sorrento involved anti-PD-1 or anti-PD-L1—immunotherapies already under development by Sorrento. Cynviloq™’s future was bright.

DERIVATIVE COMPLAINT

57.         With FDA marketing approval close, Cynviloq™ was poised to become the first competitor to Abraxane® in the U.S. market segment. Cynviloq™ would be more affordable than, and at least as safe and effective as, Abraxane®. Other pharmaceutical companies, understanding the size of this market segment dominated by Abraxane® and the central role that Cynviloq™ was set to play, sensed an opportunity.

D.         Soon-Shiong Attempts to Use Celgene to Acquire Cynviloq™, and Faces Competition from Sandoz

58.         Soon-Shiong had an enormous financial interest in Abraxane® through the milestone payments to which he was entitled via Celgene and through his stock in Celgene. When he learned through, George Uy (“Uy”), a former colleague who was then at Sorrento, that Sorrento was interested in selling the Cynviloq™ assets, he sensed an opportunity to acquire the assets and prevent them from reaching a competitor’s hands.

59.         Beginning in November 2014, Soon-Shiong attempted to facilitate a deal whereby either Celgene or one of his own companies would acquire the Cynviloq™ assets.

60.         Throughout December 2014, Soon-Shiong kept in close contact with Ji and Uy as he attempted to arrange for an acquisition of IgDraSol. Soon-Shiong made clear that he was excited about the possibility of either Celgene or one of his own companies acquiring the rights to Cynviloq™, telling Ji that he would be back in California in a few days to “make it happen” (referring to finalizing a deal for Cynviloq™).

61.         In an effort to push a deal forward, Soon-Shiong wrote to the Sorrento team, “let’s complete Abierto” (using a code name for the project to acquire Cynviloq™) and demanded the regulatory files “ASAP.” He received them, including meeting minutes from the most recent meeting with the FDA regarding the IND application for Cynviloq™ and its progress towards a bioequivalence approval for the U.S. market. He also received access to Cynviloq™’s data room after signing a non-disclosure agreement.

62.         In late December, while a deal with Celgene or Soon-Shiong remained uncertain, Ji received another offer for the rights to Cynviloq™ from Sandoz—a leading pharmaceutical company specializing in generic pharmaceuticals and biosimilars such as Cynviloq™. Sandoz was also one of the manufacturers of the generic paclitaxel. Sandoz offered Sorrento competitive terms for Cynviloq™. The prospect that Sandoz, which had experience manufacturing generic paclitaxel, might gain the rights to Cynviloq™ terrified Soon-Shiong. And he responded quickly.

DERIVATIVE COMPLAINT

63.         On February 10, 2015, hoping to bring a deal within sight, Soon-Shiong arranged a presentation by Sorrento representatives to Celgene. Sorrento prepared a PowerPoint slide deck that Soon-Shiong presented to Celgene’s representatives. The slide deck explained why Cynviloq™ was well-positioned to take a share of what was a multi-billion-dollar market from other paclitaxel therapies, including Abraxane®. The slide deck also explained why the results of the TRIBECA™ study were likely to support an accelerated pathway to market under 505(b)(2).

64.         However, after months of introductions, meetings, and negotiations, Soon-Shiong communicated to Ji that Celgene was unable to purchase Cynviloq™. Soon-Shiong explained to Ji that Celgene’s in-house and outside counsel had advised it that an acquisition that consolidated control of Abraxane® and Cynviloq™ in one company would raise anti-competitive concerns that could lead the U.S. government to block the acquisition.

65.         Meanwhile, Sandoz was continuing to press Sorrento to complete a deal for Cynviloq™.

E.          Soon-Shiong Acquires Cynviloq™ Through His Own Company

66.         Soon-Shiong was worried about Sandoz (or another competitor) purchasing Cynviloq™, bringing it to market, and cutting into his interest in Abraxane®.

67.         He knew that if he could acquire Cynviloq™ while holding on to his Abraxane® interest, he would profit—either by killing off Cynviloq™ (and thus fortifying Abraxane®’s market position) or by bringing Cynviloq™ to market and profiting on both sides (from both Abraxane® and Cynviloq™).

68.         Thus, Soon-Shiong offered to buy Cynviloq™ through his own network of companies. Soon-Shiong explained to Ji that Soon-Shiong’s non-compete agreement with Celgene had ended, and thus he was free to make this acquisition and help make Cynviloq™ a success. Soon-Shiong said that there was no one better to accomplish this task, given that Soon-Shiong had invented Abraxane®, brought it to market, and turned it into a success.

DERIVATIVE COMPLAINT

69.         From Sorrento’s perspective, this seemed like a win-win deal. Even if Soon-Shiong maintained an interest in Abraxane®, Ji and others at Sorrento firmly believed that Soon-Shiong had a tremendous incentive to profit on both sides by commercializing Cynviloq™ while still reaping proceeds from Abraxane®, and they trusted Soon-Shiong and his repeated representations. The alternative was that Sorrento would sell Cynviloq™ to a Celgene competitor, which would have had significant financial downside for Soon-Shiong with zero upside.

70.         Soon-Shiong directly sold Sorrento on the deal. Soon-Shiong explicitly stated that he wanted to bring Cynviloq™ to market and repeatedly told Sorrento how successful Cynviloq™ could be—particularly combined with Soon-Shiong’s business acumen and experience in the market. As far as those at Sorrento understood, their products were getting an influx of both cash and intellectual capital to bring their critical chemotherapy and immunotherapy to the United States and global markets. And all signs from Soon-Shiong pointed that way.

71.         Soon-Shiong and Sorrento struck a deal on May 1, 2015. Sorrento would sell IgDraSol, including all of the Cynviloq™ assets, to NantPharma, a Soon-Shiong-controlled company, for $90,050,000 up front. In addition, Sorrento would receive $120 million in contingent milestone payments related to the completion of Phase III clinical trials for gastric, ovarian, prostrate, melanoma, bladder, and pancreatic cancer. Moreover, $500 million would be paid in milestone payments for FDA approvals related to each of those cancers. Finally, under these binding terms, NantPharma would pay an additional $600 million to Sorrento when Cynviloq™ achieved milestones relative to net sales as they exceeded $500 million.3

72.         Sorrento had struck a strong deal, under which it would have significant exposure to the upside of Cynviloq™’s development and commercialization. In all, the sale of Cynviloq™ had a total contemplated value to Sorrento of nearly $1.3 billion, without including the additional value of good will and more.

3 The “Stock Sale and Purchase Agreement” executed between Sorrento and NantPharma on May 14, 2015, which contained the terms of the sale, was made public when it was disclosed to the Securities and Exchange Commission in a Form 10-Q filing on August 7, 2015. See http://investors.sorrentotherapeutics.com/node/8606/html#SIGNATURES.

DERIVATIVE COMPLAINT

73.         Congratulations emails abounded, and Soon-Shiong announced a new name for Cynviloq™ (“Amarxol”) as well as having “locked up” a domain name.4

F.         Joint Ventures Are Created as Part of the Cynviloq™ Acquisition

74.         As part of the Cynviloq™ acquisition, Sorrento and Soon-Shiong’s companies formed two new joint ventures: Immunotherapy NANTibody LLC (“NANTibody”) and NantCancerStemCell, LLC (“NantCancerStemCell”).

75.         NANTibody was formed as a joint venture between Sorrento and NantCell. The putative purpose of the NANTibody joint venture was the development and commercialization of immunotherapies to target a variety of diseases, both autoimmune and cancer-related.

76.         Under the terms of the NANTibody Agreement—executed on June 11, 2015, shortly after the sale of IgDraSol to NantPharma—Sorrento contributed $40 million, paid directly out of its proceeds from the sale of IgDraSol, while its joint venture partner, NantCell, contributed $60 million. See Exhibit 1.

77.         NantCancerStemCell was formed as a joint venture between Sorrento and NantBioScience, Inc. (now known as NantBio, Inc.) (“NantBio”). The putative purpose of the NantCancerStemCell joint venture was the discovery, acquisition, research, development, and commercialization of proprietary drug therapeutics.

78.         Under the terms of the NantCancerStemCell LLC agreement—also executed shortly after the sale of IgDraSol—Sorrento contributed $20 million, paid directly out of its proceeds from the sale of IgDraSol, while its joint venture partner, NantBio, contributed $60 million.

G.         Soon-Shiong Receives Multiple Investments from Celgene, Which Owns Abraxane®

79.         Conspicuously, just one day before the sale of IgDraSol was executed on May 14, 2015, and with the Cynviloq™ assets soon to be under Soon-Shiong’s complete control, Soon-Shiong received $75 million from Celgene in the form of private investment in NantCell—a company he had formed and controlled—at a valuation of $2.9 billion.5

4 The name Amarxol was temporary: by July 2015, Soon-Shiong had again renamed Cynviloq™ to “Nant-Paclitaxel,” intentionally misleading Sorrento into believing that he was actively developing it.

5 See Business Wire, “NantCell Announces New Celgene Investment,” Jan. 4, 2019, available at https://www.businesswire.com/news/home/20190104005541/en/NantCell-Announces-New-Celgene-Investment.

DERIVATIVE COMPLAINT

80.         On July 31, 2015, NantKwest, Inc., which was also fully controlled by Soon-Shiong, announced that Celgene—already an existing stockholder in the company—had purchased an additional $17 million of NantKwest common stock in a separate private placement concurrent with NantKwest’s initial public offering.6

81.         To this day, Celgene continues to make new investments in Soon-Shiong-controlled NantCell. Even after a loss of approximately 95% of its NantKwest investment between mid-2015 and the end of 2018, Celgene nevertheless decided to invest in NantCell again in December 2018. Specifically, on December 19, 2018, Celgene completed a crossover funding round of $30 million in NantCell at a $4 billion valuation, bringing its overall investment in the company to $105 million (including the $75 million it invested in the company in 2015).7 Celgene now owns 2.8% of the company.

82.         Celgene, through NantCell’s ownership in NANTibody and through NANTibody’s acquisition of IgDraSol, has acquired an ownership interest in Cynviloq™, a direct competitor to Abraxane®.

6 See Business Wire, “NantKwest Announces Closing of Initial Public Offering and Full Exercise of Underwriters’ Option to Purchase Additional Shares,” July 31, 2015, available at https://www.businesswire.com/news/home/20150731005720/en/NantKwest-Announces-Closing-Initial-Public-Offering-Full.

7 See supra fn.5.

DERIVATIVE COMPLAINT

H.           Defendants Fail to Direct, Manage, or Otherwise Maintain the NANTibody Joint Venture

83.         While Sorrento observed the terms of the NANTibody Agreement (including renewing patents on its various compounds), NantCell, its joint venture partner, failed to perform any of its obligations. NantCell named only Soon-Shiong as the sole Member of its Board of Directors. As holder of three of the five the seats on the NANTibody Board of Directors, Soon-Shiong failed to call a single Board meeting.

84.         After receiving a total of $100 million in its capital account, NANTibody, controlled by NantCell and under Soon-Shiong’s direction, performed no functions relevant to its purpose. Indeed, no expenditures were made to support research in the NANTibody name.

85.         Sorrento, meanwhile, had fulfilled its contractual obligations under the NANTibody Agreement with respect to protecting the patents of the compounds it had contributed to the joint venture and with respect to shipping new compounds to NantCell for research. NantCell continued to operate on its own behalf, conducting immunotherapy research on Sorrento’s proprietary compounds pursuant to an exclusive license agreement between the parties.

86.         In February 2016, Sorrento complained to Kim, General Counsel of NANTibody, regarding NantCell’s failure to fulfill its obligations to Sorrento in the face of Sorrento’s good-faith fulfillment of its obligations to NantCell. Kim brushed off the obligations, telling the Sorrento employee to watch his tone and that Kim was “reserving all of [his] rights.”

I.           Soon-Shiong and NantPharma’s Secret Plan to “Kill” Cynviloq™ Begins to Reveal Itself

87.         During this same period, Soon-Shiong and the officers of NantPharma were making repeated misrepresentations regarding their continued intent to develop Cynviloq™ and to bring it to market. Specifically, among other things, Soon-Shiong falsely represented to Sorrento that NantPharma would develop and commercialize an immunotherapy treatment involving a Sorrento immunotherapy unit and Cynviloq™.

88.         Unbeknownst to Ji and Sorrento, during this period, Soon-Shiong had already planned not to develop and commercialize such an immunotherapy treatment, and he was preparing to let Cynviloq™’s patents lapse. That is, Soon-Shiong was secretly executing his plan to “kill” Cynviloq™.

DERIVATIVE COMPLAINT

89.         Eventually, signs that Soon-Shiong’s prior representations and promises had been false began to appear. For example:

a.	Although Sorrento had delivered a complete dataset for NDA preparation for Cynviloq™ to NantPharma by November 2015, NantPharma failed to file the NDA to get Cynviloq™ approved for commercialization. As a result of its failure, NantPharma allowed a critical Samyang-issued patent for Cynviloq™ to expire in September 2016. U.S. Patent No. 6,322,805, which covered formulation composition for Cynviloq™, could have had its term extended beyond its September 2016 expiration date under the Hatch-Waxman Act if Cynviloq™ had been approved by the FDA prior to the expiration date. Sorrento had finalized and transferred a complete dataset for an NDA for expedited filing such that the NDA would be approved prior to patent expiration. However, NantPharma failed to file the NDA. By not filing the NDA before the Samyang-issued patent expired, NantPharma allowed this key product formulation patent to expire in September 2016.

b.	NantPharma failed to pay invoices related to Cynviloq™’s NDA filing. Indeed, as of December 2015, there were over ten unpaid, outstanding invoices related to work on Cynviloq™’s NDA filing. Representatives of Sorrento raised the unpaid invoices to representatives of the Nant entities at least as early as September 2015, but the Nant representatives deflected questions from Sorrento representatives about the payment of these invoices, even though they had assumed the obligation to pay them under the agreement between Sorrento and NantPharma.

c.	In early 2016, Sorrento began receiving calls from outside vendors, whom Sorrento had used to conduct the bioequivalent Phase I testing of Cynviloq™, complaining that they had not been paid by NantPharma.

d.	On March 14, 2016, Sorrento alerted NantPharma of the imminent lapse of two of the patent applications for key patents protecting Cynviloq™, and Sorrento offered to provide support for the patents’ renewals even though they were the legal responsibility of NantPharma.

DERIVATIVE COMPLAINT

e.	On March 28, 2016, Sorrento alerted NantPharma of invoices related to cold-storage of human tissue samples supportive of the Cynviloq™-Abraxane® bioequivalence study. NantPharma had not paid these costs despite their inclusion in its agreement to purchase Cynviloq™.

f.	On March 30, 2016, Kim announced that NantPharma would not assume payment for human tissue storage, because NantPharma had not accepted (and would not accept) sponsorship or ownership of the Cynviloq™ IND from Sorrento.

g.	On April 7, 2016, Kim announced that NantPharma would allow two critical Cynviloq™ patent applications, both of which had been filed by Sorrento in October 2014, to lapse. Both patent applications were expressly abandoned and never published. While the lapsing of these patent applications could have been the death knell for Cynviloq™, Sorrento remained hopeful that other patents filed pursuant to the Cynviloq™ deal were being prosecuted under the name ”Nant-paclitaxel.”

90.         In sum, NantPharma refused to pay outstanding costs from IgDraSol’s studies, refused to adopt its FDA correspondence, refused to take steps to extend the term of a key Cynviloq™ patent, and abandoned other key Cynviloq™ patent applications. In the wake of these refusals, it began to become clear by mid-2016 that so long as Soon-Shiong and NantPharma had control, Cynviloq™ would not see the light of day.

91.         In the meantime, Sorrento’s investors who had, like Ji, been encouraged by the promise of Cynviloq™ and the deal with NantPharma, began making inquiries as to when Cynviloq™ would be on the market. Sorrento had no news to share.

DERIVATIVE COMPLAINT

J.	Defendants Breach the NANTibody Agreement and Their Fiduciary Duties and Strip NANTibody of its Value

92.         On February 1, 2018, Sorrento discovered—after repeated stonewalling by Defendants—that NANTibody’s capital account had been drained by $90,050,000.

93.         After seeking information as to why, Sorrento received its first notice from Kim that on July 2, 2017, NANTibody had acquired IgDraSol from NantPharma in exchange for $90,050,000.

94.         The news came as a shock to Sorrento, which immediately asked questions about what happened.

95.         Eventually, Kim sent Sorrento a two-page assignment agreement between NantPharma and NANTibody, signed by Kim (on behalf of NANTibody) and Soon-Shiong (on behalf of NantPharma), consummating the transaction. See Exhibit 2 (Assignment Agreement Between NantPharma and NANTibody) (hereinafter the “Assignment Agreement”).

96.         The Assignment Agreement proved that NANTibody officer Kim and Board Member Soon-Shiong had acted in bad faith by entering into a related-party transaction on behalf of NANTibody without notice or consent of the Board, and despite irreconcilable conflicts.

97.         Specifically, at the time Soon-Shiong signed on behalf of NantPharma, he was also (1) the CEO and majority owner of NantCell, (2) CEO and majority owner of NantCell’s parent NantWorks, which had an interest in recouping funds spent on Cynviloq™, as well as (3) holder of the majority of seats on NANTibody’s Board of Directors. Given this, Soon-Shiong could not possibly negotiate for a fair price on behalf of NANTibody; he was hopelessly conflicted.

98.         Kim, who signed on behalf of NANTibody as its General Counsel and sole officer, was also, at the time of the transaction, (1) General Counsel to NantPharma, (2) General Counsel to NantCell, and (3) Chief Compliance Officer and Chief Legal Officer to NantWorks. As an attorney for each side of the transaction and an officer of NANTibody, Kim also suffered an insurmountable conflict.

99.         Ignoring these roadblocks and acting in violation of applicable law, Soon-Shiong and Kim executed the Assignment Agreement without any appraisal, without any Board notice, and without Board approval.

DERIVATIVE COMPLAINT

100.        Although Sorrento had had a designee serving on NANTibody’s Board of Directors since April 2015, and although Sorrento has held 40% of the outstanding equity of NANTibody since NANTibody’s formation, neither Sorrento nor its director designee was given any advance notice of NANTibody’s purchase of IgDraSol or of any Board meeting or action to approve such purchase. As a result, Sorrento’s designee on NANTibody’s Board of Directors was not given an opportunity to consider or vote on the transaction as a director and Sorrento was not given an opportunity to consider or vote on the transaction in its position as a significant equity holder of NANTibody.

101.        As a result of the purchase of IgDraSol, NANTibody’s cash and cash equivalents were reduced from $99.6 million as of June 30, 2017 to $9.5 million as of September 30, 2017, and NANTibody’s contributed capital was reduced from $100.0 million as of June 30, 2017 to $10.0 million as of September 30, 2017.

102.        No additional information was provided to Sorrento to explain why NANTibody’s total assets as of September 30, 2017 were reduced by over $90 million. Sorrento requested, but did not receive, additional information from NANTibody for purposes of supporting the value of IgDraSol, including any information regarding clinical advancements in the entity since the sale of IgDraSol by Sorrento in May 2015.

103.        These actions were in bad faith and violated both the NANTibody Agreement and Defendants’ fiduciary duties.

K.	By Entering Into the Assignment Agreement, Defendants Breached Contractual and Fiduciary Obligations and Caused Corporate Waste

1.	Executing the Assignment Agreement Was Contrary to the Purpose of the NANTibody Agreement

104.        Because Defendants executed an assignment which was wholly inconsonant with NANTibody’s corporate purpose, an act incapable of authorization, the Assignment Agreement was an unauthorized act.

105.        Specifically, Defendants were obligated to adhere to §§ 6.3.10 and 6.3.11 of the NANTibody Agreement, which require actions by the Board to be “appropriate to the furtherance of the business of the Company” and “not inconsistent with the purposes of the Company.” Defendants were prohibited from engaging in related-party transactions without prior Board approval under § 3.6 of the NANTibody Agreement, and Defendant Members were prohibited from transacting business or binding NANTibody without prior Board delegation under § 6.1 of the NANTibody Agreement. See Exhibit 1.

DERIVATIVE COMPLAINT

106.        Ultimately, Defendants acted without proper authorization or delegation, were in contravention of specific contractual procedures and obligations, and acted in means not appropriate to, not in furtherance of, and contrary to NANTibody’s corporate purpose such that their acts were wholly unauthorized.

2.	Entering into the Assignment Agreement Resulted in Bad-Faith Breach of the NANTibody Agreement

107.        Defendants intentionally acted contrary to the best interests of NANTibody by placing a discordant asset under its control. As Defendants knew, the assignment of Cynviloq™ to NANTibody did not fit within the agreed-upon corporate purpose of the joint venture. Cynviloq™ is a chemotherapy, not an immunotherapy; it did not belong with the compounds researched under NANTibody. Defendants intentionally acted with a purpose other than that of advancing the best interests of the corporation, a bad-faith breach of §§ 6.3.10 and 6.3.11 of the NANTibody Agreement. See Exhibit 1.

108.        Defendants were obligated to adhere to the general provisions of § 6.3 of the NANTibody Agreement, which empower the Board, not individual members, to enter into significant contracts, to pay, or to cause to be paid, all expenses. See Exhibit 1. While the day-to-day operations of NANTibody could be handled by an officer, a contract impairing ninety percent of the NANTibody capital was a significant contract that only the Board could approve. No such approval was ever sought or given.

109.        Defendants were also obligated to adhere to § 6.1 of the NANTibody Agreement, which states that “the Members, other than as they may act by and through the Board, shall take no part in the management of the business and affairs of the Company, shall transact no business for the Company and shall have no power to act for or bind the Company, in each case other than as specifically delegated by the Board.” See Exhibit 1. No such delegation took place authorizing the Assignment Agreement. Defendants failed to hold a board meeting and failed to give notice to the minority shareholders in order to affect a secretive transaction the benefit of which inured to Defendants, not NANTibody. They took actions to bind the Company without Board delegation, an act which they knew was in violation of the NANTibody Agreement but executed nonetheless in order to pursue their own interests, not those of the Company.

DERIVATIVE COMPLAINT

110.        Defendants were also obligated under § 3.6 of the NANTibody Agreement to obtain prior Board approval for all related party transactions. See Exhibit 1. In order to execute the assignment quickly, at the price the Defendants wanted, without the knowledge of the full Board or notice to minority shareholders, Defendants intentionally entered into a related party transaction without prior Board approval.

111.        Defendants were also obligated under §§ 6.3.6 and 7.1 the NANTibody Agreement to keep the books and records of the Company, as well as to provide proper accounting with fair market valuation data, under U.S. Treasury Regulations. See Exhibit 1. Defendants intentionally failed to produce any valuation data to justify the over $90 million purchase. Indeed, repeated attempts by Sorrento to obtain valuation data from NantCell and Kim after the discovery of the Assignment Agreement were rebuffed. That is because no such valuation was performed. Indeed, Defendants, motivated by their own self-interest to reimburse themselves for the Cynviloq™ purchase at the same price they paid in 2015, could not obtain any valuation opinions because of the risk that an appraisal may have been for other than the over $90 million Defendants wanted back.

3.	Entering into the Assignment Agreement Breached Defendants’ Fiduciary Duties

112.        By placing a chemotherapy asset (Cynviloq™), which had been intentionally neglected and devalued, in a joint venture to develop alternative, i.e. non-chemotherapeutic, immunotherapies to battle cancer, Defendants intentionally acted with a purpose other than that of advancing the best interests of the corporation.

113.        By setting out a scheme to “catch and kill” what was poised to be an affordable and effective alternative to a billion-dollar-a-year drug—one in which Defendants have a significant financial interest—Defendants also acted with the intent to violate applicable law, and to destroy any potential competition to Abraxane®.

DERIVATIVE COMPLAINT

114.        By failing to hold a Board meeting, by failing to give notice to the minority shareholders, and by failing to keep corporate books with properly obtained valuation data, Defendants intentionally failed to act in the face of a known duty to act, demonstrating a conscious disregard for their duties.

115.        The only purpose the Assignment Agreement served was to bury Cynviloq™ once and for all, all the while reimbursing NantPharma for its 2015 purchase of Cynviloq™.

116.        Defendants knew, as stated in several provisions of the NANTibody Agreement, that they were under a duty to take action on behalf of NANTibody “in accordance with and as limited by this Agreement,” § 6.3.7, “appropriate to the furtherance of the business of the Company,” § 6.3.10, “that is not inconsistent with the purposes of the Company,” § 6.3.11. See Exhibit 1.

117.        Defendants also intentionally acted contrary to the best interests of NANTibody by draining its capital account by ninety percent, leaving it bereft of sufficient capital to fully pursue its corporate purpose.

118.        Developing new antibodies for immunotherapeutic approaches to cancer is a costly business, one which the parties initially agreed required $100 million in cash. The $10 million remaining in NANTibody’s account is insufficient to conduct the business of immunotherapy research with the goal of putting into the pipeline to market break-through cancer remedies.

4.	Entering into the Assignment Agreement Resulted in Corporate Waste

119.        The above-described actions, each of which were the result of bad faith breach of the fiduciary duty of care and loyalty, resulted in corporate waste.

120.        The exchange of the Cynviloq™ Agreement for $90 million, without regard to its alignment with NANTibody’s corporate purpose, without a third-party valuation, without board delegation or approval, reflects an exchange that is so one-sided that no business person of ordinary, sound judgment could conclude that the corporation has received adequate consideration.

DERIVATIVE COMPLAINT

V.	DEMAND FUTILITY ALLEGATIONS

121.        Plaintiff incorporates by reference paragraphs 1 through 121.

122.        No demand is necessary and, in any event, demand would be futile.

123.        NANTibody’s sole board member is neither disinterested nor independent. To Sorrento’s knowledge, NantCell named only Soon-Shiong as Director of the NANTibody Board, and to the extent NantCell named any other directors, they are or would be controlled by, and could not be independent of, Soon-Shiong.

124.        Soon-Shiong had a direct and substantial financial interest in the transaction between NantPharma and NANTibody, such that he could not exercise independent judgment about the transaction. Specifically, Soon-Shiong could not exercise independent judgement because of his interest in Abraxane® through the milestone payments to which he was entitled via Celgene and through his stock in Celgene, as well as because of Celgene’s substantial investments in Soon-Shiong’s businesses. No one stood to benefit more from this transaction than Soon-Shiong. By participating in the challenged transaction, Soon-Shiong put his own interests and loyalty to other companies before the interests of NANTibody and its shareholders.

125.        Soon-Shiong was personally complicit in the “catch and kill” operation that raided nominal defendant NANTibody of nearly all of its contributed capital and that is the subject of this action. The transaction challenged by this action was entered into only by interested directors and officers representing the majority shareholder; there was no minority participation or participation by independent or disinterested directors. It was not presented to the NANTibody Board of Directors but instead secretly negotiated and signed by only two parties: Soon-Shiong, serving in his triple capacity as CEO of parent company NantWorks, its subsidiary and assignor NantPharma, and its subsidiary and NANTibody joint venture partner NantCell; and Kim, serving in his capacity as Chief Legal Officer and Chief Compliance Officer of NantWorks, General Counsel to assignor NantPharma, and General Counsel and sole Officer of assignee NANTibody. This was not a valid exercise of business judgment, and there can be no doubt that the NANTibody board of directors would have been unable to exercise independent and disinterested business judgment in responding to a demand today.

DERIVATIVE COMPLAINT

126.        Under the terms of § 11.9.3 of the NANTibody Agreement, which concerns suits by Members for equitable relief, both parties have waived the “necessity of proving the inadequacy of money damages as a remedy” as well as the securing or posting “any bond” in connection to a claim for equitable relief. See Exhibit 1.

FIRST CAUSE OF ACTION: UNAUTHORIZED ACTS

(Against All Defendants)

127.        Plaintiff incorporates by reference the allegations set forth above as though fully restated herein.

128.        Defendants NantCell and Soon-Shiong, as majority shareholders, members, and majority Director of NANTibody, were prohibited by the terms of the NANTibody Agreement from transacting business for NANTibody or taking action that was inconsistent with the NANTibody corporate purpose. Defendants did not act in furtherance of the corporation but rather acted with the sole purpose of enriching themselves, destroying an asset, and draining NANTibody’s capital account. Defendants’ actions were taken in contravention of prescribed contractual procedures and without any Board approval or delegation. Those actions were thus wholly unauthorized. Defendants NantCell and Soon-Shiong were aided and abetted by Defendant Kim.

SECOND CAUSE OF ACTION: BAD-FAITH BREACH OF NANTIBODY AGREEMENT

(Against All Defendants)

129.        Plaintiff incorporates by reference the allegations set forth above as though fully restated herein.

130.        Defendants NantCell and Soon-Shiong intentionally acted with a purpose other than that of advancing the best interests of NANTibody, and which they did not reasonably believe to be in the best interests of NANTibody. This constituted a bad-faith breach of §§ 6.3.10 and 6.3.11 of the NANTibody Agreement. See Exhibit 1. Defendant Kim, who as officer of NANTibody knew of the obligations under the NANTibody Agreement, knew the Assignment Agreement was a breach thereof, and he substantially and knowingly aided in the commission of the breaches by signing the Assignment Agreement on behalf of NANTibody.

DERIVATIVE COMPLAINT

131.        Defendants NantCell and Soon-Shiong intentionally avoided convening a Board meeting or giving notice to minority shareholders to approve the Cynviloq™ assignment, a bad-faith breach of §§ 6.3 and 6.5 of the NANTibody Agreement. See Exhibit 1.

132.        Defendants NantCell and Soon-Shiong intentionally entered into a related-party transaction wrought with conflicts of interest and did so without prior Board approval, a bad faith breach of § 3.6 of the NANTibody Agreement. See Exhibit 1. Defendant Kim, who as officer of NANTibody knew of the obligations under the NANTibody Agreement, knew the Assignment Agreement was a breach thereof, and he substantially and knowingly aided in the commission of the breaches by signing the Assignment Agreement on behalf of NANTibody.

133.        Defendants NantCell and Soon-Shiong also intentionally failed to conduct or produce any valuation data to justify the over $90 million purchase price for the Assignment Agreement. Defendants intentionally breached §§ 6.3.6 and § 7.1. See Exhibit 1. Defendant Kim, who as officer of NANTibody knew of the obligations under the NANTibody Agreement, knew the Assignment Agreement was a breach thereof, and he substantially and knowingly aided in the commission of the breaches by refusing to conduct a valuation or provide that data to Plaintiffs.

THIRD CAUSE OF ACTION: BAD-FAITH BREACH OF FIDUCIARY DUTIES OF CARE AND LOYALTY

(Against All Defendants)

134.        Plaintiff incorporates by reference the allegations set forth above as though fully restated herein.

135.        Defendants, by virtue of their positions as majority shareholder, holder of majority Director seats, and sole Officer of NANTibody, were and are required to use their positions to direct the affairs of NANTibody consistent with its corporate purpose, to convene meetings of the Board, to inform the Boards and maintain the books and records of NANTibody, to negotiate in good faith, and to obtain Board approval on all major transactions.

136.        Defendants utterly disregarded these duties. Instead, they intentionally engaged in a related-party transaction without Board consent, the benefit of which inured entirely to them, which they did not reasonably believe to be in the best interests of NANTibody. Such action rises to the level of complete and intentional dereliction of the fiduciary duties of care and loyalty, resulting in harm to NANTibody. Defendants knowingly aided, participated with, cooperated with, and substantially assisted the other Defendants in the breaches of their fiduciary duties, the remedy for which is set forth below.

DERIVATIVE COMPLAINT

FOURTH CAUSE OF ACTION: ABUSE OF CONTROL

(Against All Defendants)

137.        Plaintiff incorporates by reference the allegations set forth above as though fully restated herein.

138.        Because Defendants, by virtue of their majority position, exercised control over the operations of NANTibody, they owed duties to NANTibody and to Plaintiff not to use their positions of control to indulge their self-interest, contrary to the purpose of NANTibody. Defendants’ overnight assignment of Cynviloq™ to NANTibody in exchange for nearly all of the NANTibody’s capital was a knowing and bad-faith abuse of their position of control. Defendants knowingly aided, participated, cooperated, and substantially assisted the other Defendants in their abuse of control. This abuse of control has harmed NANTibody, the remedy for which is set forth below.

FIFTH CAUSE OF ACTION: CORPORATE WASTE

(Against All Defendants)

139.        Plaintiff incorporates by reference the allegations set forth above as though fully restated herein.

140.        Defendants’ bad-faith breach of their fiduciary duties of loyalty and care resulted in a waste of NANTibody’s assets. Over $90 million of NANTibody’s capital was diverted as a result of the Cynviloq™ assignment. NANTibody was left with an inappropriate asset which it could not develop and little cash to develop its own compounds.

141.        As a result of Defendants’ conduct, NANTibody has lost access to key capital and therefore suffered and continues to suffer losses, the remedy for which is set out below.

DERIVATIVE COMPLAINT

SIXTH CAUSE OF ACTION: UNJUST ENRICHMENT

(Against Defendant Patrick Soon-Shiong)

142.        Plaintiff incorporates by reference the allegations set forth above as though fully restated herein.

143.        Defendant Soon-Shiong, by virtue of his position as majority owner of all Nant companies, was unjustly enriched by Defendants’ wrongful conduct. Through the Cynviloq™ assignment, he unjustly reimbursed NantPharma, and, as sole owner of NantPharma, himself, for the purchase of Cynviloq™ in 2015. Defendant Soon-Shiong’s unjust enrichment is causally related to the impairment of NANTibody’s capital.

PRAYER FOR RELIEF

WHEREFORE, Plaintiff, derivatively on behalf of NANTibody, prays for judgment as follows:

1.	For a declaration that the Assignment Agreement was an unauthorized act without Board approval and was thus null and void ab initio;

2.	For a declaration that Defendants are in breach of the NANTibody Agreement;

3.	For preliminary and permanent injunctive relief requiring all Defendants to:

(i)	immediately return $90,050,000 from NantPharma to NANTibody’s capital account, plus interest as accrued since July 2, 2017; and

(ii)	immediately return the IgDraSol assets that were transferred to NANTibody back to NantPharma;

4.	For preliminary and permanent injunctive relief barring Patrick Soon-Shiong and Charles Kim from serving as NANTibody directors or officers;

5.	For a declaration that Defendants have breached their fiduciary duties owed to NANTibody;

6.	For attorneys’ fees and/or costs in the maximum amount permitted and/or provided for by law or contract; and

7.	For such other and further relief as the Court may deem just and proper.

DERIVATIVE COMPLAINT

Dated: April 3, 2019	Respectfully submitted,

HUESTON HENNIGAN LLP

	By:	/s/ John C. Hueston
John C. Hueston
Steven N. Feldman

Attorneys for Plaintiff
Sorrento Therapeutics, Inc.

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DERIVATIVE COMPLAINT